SOUNDHOUND AI, INC.
LIST OF SUBSIDIARIES*
(As of December 31, 2025)

Legal Name	Jurisdiction	Parent Company	Percent Owned
SoundHound, Inc.	United States	SoundHound AI, Inc.	100%
SoundHound Canada Inc.	Canada	SoundHound, Inc.	100%
SoundHound GmbH	Germany	SoundHound, Inc.	100%
SoundHound France	France	SoundHound, Inc.	100%
Beijing SoundHound Software Development Co., Ltd. (北京声航软件开发有限公司)	China	SoundHound, Inc.	100%
SoundHound Korea LLC (사운드하운드코리아 유한회사)	Korea	SoundHound, Inc.	100%
Amelia US LLC	United States	SoundHound, Inc.	100%
Amelia NL BV	Netherlands	SoundHound, Inc.	100%
Amelia Global Services Private Ltd.	India	Amelia NL BV	100%
Amelia EU Holding BV	Netherlands	Amelia NL BV	100%
Amelia AI UK	United Kingdom	Amelia NL BV	100%
SYNQ3 Restaurant Solutions, LLC	United States	SoundHound, Inc.	100%
Interactions LLC	United States	SoundHound, Inc.	100%

*Pursuant to Item601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of SoundHound AI, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.